Exhibit 99.(r)(1)

INTERNAL USE ONLY

CODE OF ETHICS

FOR

Calamos Aksia Alternative Credit and Income Fund

Calamos Aksia Private Equity and Alternatives Fund

Calamos Aksia Hedged Strategies Fund

Amended: March 31, 2026

Section I                Statement of General Fiduciary Principles

This Code of Ethics (the “Code”) has been adopted by Calamos Aksia Alternative Credit and Income Fund and Calamos Aksia Private Equity and Alternatives Fund, and Calamos Aksia Hedged Strategies Fund (collectively “the Funds”), in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Act”). The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Fund may abuse their fiduciary duty to the Fund, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed. All Access Persons must read this Code of Ethics.

The Code is based on the principle that the trustees and officers of the Fund, and the managers, partners, officers, employees and/or shared employees of the Advisor, who provide services to the Fund, owe a fiduciary duty to the Fund to conduct their personal securities transactions in a manner that does not interfere with the Fund’s transactions or otherwise take unfair advantage of their relationship with the Fund. All Access Persons are expected to adhere to this general principle, as well as to comply with all of the specific provisions of this Code that are applicable to them. Any Access Persons who are affiliated with the Advisor or another entity that is a registered investment advisor is, in addition, expected to comply with the provisions of the code of ethics that has been adopted by the Advisor or such other investment adviser.

All Access Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Fund and its shareholders. In sum, all Access Persons shall place the interests of the Fund before their own personal interests.

Section II               Definitions

(A)          “Access Person” means any director, trustee, officer, general partner or Advisory Person (as defined below) of the Fund or the Advisor.

(B)          An “Advisory Person” of the Fund or the Advisor means: (i) any director, trustee, officer, general partner or employee of the Fund or the Advisor, or any Fund in a Control (as defined below) relationship to the Fund or the Advisor, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by the Fund, or whose functions relate to the making of any recommendation with respect to such purchases or sales; (ii) any natural person in a Control relationship to the Fund or the Advisor, who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of any Covered Security by the Fund and (iii) any other person deemed to be an Advisory Person by the Chief Compliance Officer.

(C)          “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

(D)          A “Broad-based Security” generally refers to any security index that would not be classified as a narrow-based security index under the definitions or exclusions set forth in the Commodity Exchange Act and the Securities Exchange Act of 1934 or that meets certain criteria specified jointly by the U.S. Commodities Futures Trading Commission and the U.S. Securities and Exchange Commission. Examples include but are not limited to; the S&P 500, NASDAQ-100, Wilshire 5000, Russell 3000, AMEX Major Market and the Value Line Composite indices.

(E)          “Chief Compliance Officer” means the Chief Compliance Officer of the Fund (who also may serve as the compliance officer of the Advisor and/or one or more affiliates of the Advisor) and his or her delegate.

(F)           “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

(G)          “Covered Security” means any stock, bond, future, investment contract, shares of closed-end funds, shares of open-end mutual funds for which Calamos Advisors LLC (CAL) is the adviser or exchange traded funds, or any other instrument that is considered a “security” under the 1940 Act. The term “Covered Security” is very broad and includes items you might not ordinarily think of as “securities,” such as: options on securities, indexes, and currencies; limited partnership interests; interests in a foreign unit trust or foreign mutual fund; municipal securities; interests in a private investment fund, hedge fund, or investment club; or any right to acquire any security such as a warrant or convertible. In addition, purchase and sale transactions of Covered Securities in any 401(k) plan are considered transactions in Covered Securities.

Except that “Covered Security” does not include: direct obligations of the U.S. government (U.S. treasury bills, notes and bonds), money market instruments (including bank certificates of deposit, bankers’ acceptances, commercial paper and repurchase agreements), shares of open-end mutual funds not advised or sub advised by the Adviser or units in 529 College Savings Plans. (H) “Independent Trustee” means a trustee of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Act.

(H)           “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(I)           “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(5) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(J)          “Security Held or to be Acquired” by the Fund means: (i) any Covered Security which, within the most recent 5 days: (A) is or has been held by the Fund; or (B) is being or has been considered by the Fund or the Advisor for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section II (F).

(K)           “17j-1 Organization” means the Fund or the Advisor, as the context requires.

Section III             Objective and General Prohibitions

Access Persons may not engage in any investment transaction under circumstances in which such Access Persons benefits from or interferes with the purchase or sale of investments by the Fund. In addition, Access Persons may not use information concerning the investments or investment intentions of the Fund, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Fund.

Access Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Fund. In this regard, Access Persons should recognize that Rule 17j-1 makes it unlawful for any affiliated person of the Fund, or any affiliated person of the Advisor, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund to:

(i)	employ any device, scheme or artifice to defraud the Fund;

(ii)	make any untrue statement of a material fact to the Fund or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

(iv)	engage in any manipulative practice with respect to the Fund.

Access Persons should also recognize that a violation of this Code or of Rule 17j- 1 may result in the imposition of: (1) sanctions as provided by Section VII below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

Section IV             Prohibited Transactions

(A)          Other than securities purchased or acquired by a fund affiliated with the Fund and pursuant to an exemptive order under Section 57(i) of the Act permitting certain types of co-investments, an Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Covered Security, and may not sell or otherwise dispose of any Covered Security in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that: (1) the Fund has purchased or sold such Covered Security within the last 5 calendar days, or is purchasing or selling or intends to purchase or sell such Covered Security in the next 5 calendar days; or (2) the Advisor has within the last 5 calendar days considered purchasing or selling such Covered Security for the Fund or within the next 5 calendar days intends to consider purchasing or selling such Covered Security for the Fund.

(B)          No Access Person may transact in a Covered Security without first obtaining preapproval from the Chief Compliance Officer of the Fund or his/her designee. Broad-based Securities as defined in Section II(B) are exempt from this preapproval requirement. From time to time, the Chief Compliance Officer of the Fund or the Adviser may exempt additional individual Covered Securities or categories of Covered Securities from this requirement.

(C)          Access Persons of the Fund or the Advisor must obtain approval from the Fund or the Advisor, as the case may be, before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering, except when such securities are acquired by a fund affiliated with the Fund and pursuant to an exemptive order under Section 57(i) of the Act permitting certain types of co-investments. Such approval must be obtained from the Chief Compliance Officer, unless he or she is the person seeking such approval, in which case it must be obtained from the President of the 17j-1 Organization.

(D)          No Access Person shall recommend any transaction in any Covered Securities by the Fund without having disclosed to the Chief Compliance Officer his or her interest, if any, in such Covered Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of such issuer, except when such securities transactions are to be made by a fund affiliated with the Fund and pursuant to an exemptive order under Section 57(i) of the Act permitting certain types of co-investments; any contemplated transaction by the Access Person in such Covered Securities; any position the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party which the Access Person has a significant interest).

Section V              Reports by Access Persons

(A)          Personal Securities Holdings Reports.

All Access Persons shall within 10 days of the date on which they become Access Persons, and thereafter, within 30 days after the end of each calendar year, disclose the title, number of shares and principal amount of all Covered Securities in which they have a direct or indirect Beneficial Ownership as of the date the person became an Access Person, in the case of such person’s initial report, and as of the last day of the year, as to annual reports. Such report is hereinafter called a “Personal Securities Holdings Report.” Each Personal Securities Holdings Report must also disclose the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person or as of the last day of the year, as the case may be. Each Personal Securities Holdings Report shall state the date it is being submitted.

(B)          Quarterly Transaction Reports.

Within 30 days after the end of each calendar quarter, each Access Person shall make a written report to the Chief Compliance Officer of all transactions occurring in the quarter in a Covered Security in which he or she had any direct or indirect Beneficial Ownership. Such report is hereinafter called a “Quarterly Securities Transaction Report.” A Quarterly Securities Transaction Report shall be in the form approved by the Chief Compliance Officer.

(C)          Independent Trustees.

Notwithstanding the reporting requirements set forth in this Section V, an Independent Trustee who would be required to make a report under this Section V solely by reason of being a trustee of the Fund is not required to file a Personal Securities Holding Report upon becoming a trustee of the Fund or annually thereafter. Such Independent Trustee also need not file a Quarterly Securities Transaction Report unless such trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the trustee such Covered Security is or was purchased or sold by the Fund or the Fund or the Advisor considered purchasing or selling such Covered Security.

(D)          Brokerage Accounts and Statements.

Access Persons, except Independent Trustees, shall:

(1)	instruct the brokers, dealers or banks with whom they maintain such an account to provide duplicate account statements to the Chief Compliance Officer

(2)	on an annual basis, certify that they have complied with the requirements of (1) above.

(E)           Form of Reports.

A Quarterly Securities Transaction Report may consist of broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report.

(F)          Responsibility to Report.

Access Persons will be informed of their obligations to report, however, it is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section V. Any effort by the Fund, or by the Advisor and its affiliates, to facilitate the reporting process does not change or alter that responsibility. A person need not make a report hereunder with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(G)           Where to File Reports and Forms.

(1)	All Quarterly Securities Transaction Reports and Personal Securities Holdings Reports, as well as Private Fund Securities and IPO Request and Reporting Forms, must be filed with the Chief Compliance Officer.

(2)	The Chief Compliance Officer may, from time to time, adopt new methods to submit all Quarterly Securities Transaction Reports and Personal Securities Holdings Reports, as well as Private Fund Securities and IPO Request and Reporting Forms. These new methods, which could include electronic submission of information equivalent to the information currently required under this Code, will be deemed to satisfy the reporting obligations under this Code.

(H)          Disclaimers.

Any report required by this Section V may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

Section VI             Annual Certification

(A)          Access Persons.

Access Persons who are directors, trustees, managers, partners, officers or employees of the Fund or the Advisor shall be required to certify annually that they have read this Code, and that they understand the applicable code and recognize that they are subject to it. Further, such Access Persons shall be required to certify annually that they have complied with the requirements of this Code.

(B)          Board Review.

No less frequently than annually, the Fund and the Advisor must furnish to the Fund’s board of trustees, and the board must consider, a written report that: (A) describes any material issues arising under this Code or procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to violations; and (B) certifies that the Fund or the Advisor, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Section VII Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by the 17j-1 Organization as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j- 1 and this Code. The sanctions to be imposed shall be determined by the board of trustees, including a majority of the Independent Trustees, provided, however, that with respect to violations by persons who are directors, managers, partners, officers or employees of the Advisor (or of a Fund that controls the Advisor), the sanctions to be imposed shall be determined by the Advisor (or the controlling person thereof). Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Fund and the more advantageous price paid or received by the offending person

Appendix A

Section 16 Individuals

CALAMOS AKSIA ALTERNATIVE CREDIT AND INCOME FUND

Dan Dufresne, President

John P. Calamos Sr., Global CIO

*John S. Koudounis, Vice President

Jim Vos, Vice President

Tim Nest, Vice President

Josh Hemley, Vice President

Thomas Kiley, Vice President

Erik Ojala, Vice President and Secretary

Thomas E. Herman, Vice President and Chief Financial Officer Walter MKelly, Chief Compliance Officer

Stephen Atkins, Treasurer

John Neal, Independent Trustee

Bjorn Forfang, Independent Trustee

Christopher M. Toub Trustee

CALAMOS AKSIA PRIVATE EQUITY AND ALTERNATIVES FUND

Dan Dufresne, President

John P. Calamos, Global CIO

*John S. Koudounis, Vice President

Jim Vos, Vice President

Kevin Hitchen, Vice President

Kyson Hawkins, Vice President

Thomas Kiley, Vice President

Erik D. Ojala, Vice President and Secretary

Thomas E. Herman, Vice President and Chief Financial Officer Walter M Kelly, Chief Compliance Officer

Stephen Atkins, Treasurer

John Neal, Independent Trustee

Bjorn Forfang, Independent Trustee

Christopher M. Toub Trustee

CALAMOS AKSIA HEDGED STRATEGIES FUND

Dan Dufresne, President

John P. Calamos Sr., Global CIO

*John S. Koudounis, Vice President

Jim Vos, Vice President

Brian Goldberg, Vice President

Joe Larucci, Vice President

Thomas Kiley, Vice President

Erik Ojala, Vice President and Secretary

Thomas E. Herman, Vice President and Chief Financial Officer

Walter M Kelly, Chief Compliance Officer

Stephen Atkins, Treasurer

John Neal, Independent Trustee

Bjorn Forfang, Independent Trustee

Christopher M. Toub Trustee

Appendix B– In-Scope Entities

Appendix B– In-Scope Entities

This policy pertains to the entities and dates listed in the following tables.

Funds for U.S. Investors

Closed-End Fund Name
Calamos Aksia Alternative Credit and Income Fund
Calamos Aksia Private Equity and Alternatives Fund
Calamos Aksia Hedged Strategies Fund

Table 2 - List of In-Scope U.S. Funds

Adopted and Amended Dates

Adopted: April 28, 2023
Amended: February 20, 2025
Amended: August 13, 2025
Amended: March 31, 2026

Table 3 - Dates